SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 30, 2006

Date of Report
(Date of earliest event reported)

ADVANCIS PHARMACEUTICAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50414	52-2208264

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20425 Seneca Meadows Parkway, Germantown, Maryland	20876

(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (301) 944-6600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

          On June 30, 2006, Advancis Pharmaceutical Corporation (“the Company”) entered into a $12 million senior secured credit facility with Merrill Lynch Capital (“Merrill Lynch”), a division of Merrill Lynch Business Financial Services, Inc.  The credit facility consists of an $8 million term loan (the “Term Loan”) and a $4 million revolving loan facility (the “Revolver”). The Company expects to use the proceeds from the credit facility to repay existing indebtedness of approximately $1 million and for general corporate purposes.

The Term Loan was drawn in its entirety at closing on June 30, 2006, and carries a maturity of three years. The Company expects to repay the loan with cash flow from operations. The Revolver has a maturity of 45 months from closing, with credit available under the Revolver to be determined based on a percentage of the Company’s accounts receivable due from third-parties.

The Company may terminate the credit facility through the prepayment of advances on the Term Loan or the voluntary termination of the Revolver.  Should the Company terminate either the Term Loan or the Revolver, it would be subject to a prepayment fee up to a maximum of 2% of the total commitment amount of the applicable facility. A copy of the press release announcing the credit facility is furnished as Exhibit 99.1 to this Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

          (d)     Exhibits

Exhibit	Description

99.1	Press Release issued July 6, 2006

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCIS PHARMACEUTICAL CORPORATION

Date: July 6, 2006	By:	/s/ Robert C. Low

Robert C. Low
Vice President, Finance and Acting Chief
Financial Officer